Exhibit (a)(1)(D)

GREENIDGE GENERATION HOLDINGS, INC.

Pursuant to the Offer to Purchase for Cash and Offer to Exchange
Relating to up to $58,274,700 Aggregate Principal Amount
of its Outstanding 8.50% Senior Notes due 2026 (CUSIP No. 39531G209)

THE TENDER/EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 17, 2025, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TO BE ELIGIBLE TO RECEIVE THE EARLY TENDER PREMIUM (AS DEFINED HEREIN), YOU MUST TENDER (AND NOT VALIDLY WITHDRAW) YOUR OLD NOTES (AS DEFINED HEREIN) AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 2025, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EARLY TENDER DATE”) OR EARLIER TERMINATED BY US, IN EACH CASE, IN OUR SOLE DISCRETION. TENDERED OLD NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 2025, UNLESS EXTENDED BY US IN OUR SOLE DISCRETION (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER, EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED HEREIN. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE WITHDRAWAL DATE WILL REMAIN OUTSTANDING.

June 17, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Subject to the terms and conditions set forth in the Offer to Purchase/Exchange, dated June 17, 2025 (as amended or supplemented from time to time, the “Offer to Purchase/Exchange”), and the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (as amended or supplemented from time to time and which, together with the Offer to Purchase/Exchange and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Tender/Exchange Offer Documents”), Greenidge Generation Holdings, Inc., a Delaware corporation (the “Company”), is offering to exchange and to purchase, in separate concurrent offers as set forth below, at the election of each holder, and subject the Cash Payment Limit described below, its outstanding 8.50% Senior Notes due 2026 (the “Old Notes”) held by holders for:

(i)                 A new series of 10.00% Senior Notes due 2030 (the “New Notes”), in an amount equal to $11.00 principal amount of New Notes for each $25.00 principal amount of Old Notes exchanged (the “Exchange Option”); or

(ii)               Cash, in an amount equal to $8.50 for each $25.00 principal amount of Old Notes tendered, provided that if the holder elects to tender on or before the Early Tender Date, then cash in the amount equal to $9.00 (the “Early Tender Premium”) for each of the $25.00 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $3.0 million (the “Cash Payment Limit”), we will accept the Old Notes tendered for purchase on a pro rata basis.

The Exchange Option and the Tender Option are referred to collectively as the “Tender/Exchange Offer”.

As of June 16, 2025, the closing price of the Old Notes was $7.98 per Old Note on the Nasdaq Global Select Market. The Exchange Option represents a premium of 38% to the closing trading price as of June 16, 2025, a 43% premium to the Old Notes’ 30-day volume weighted average price (“VWAP”) and a 50% premium to the 60-day VWAP as of June 16, 2025. The Early Tender Date option represents a premium of 13% to the closing trading price as of June 16, 2025, a 17% premium to the Old Notes’ 30-day VWAP and a 23% premium to the 60-day VWAP as of June 16, 2025. The Tender Option represents a premium of 7% to the closing trading price as of June 16, 2025, an 11% premium to the Old Notes’ 30-day VWAP and a 16% premium to the 60-day VWAP as of June 16, 2025. We intend to list the New Notes on the Nasdaq Global Select Market under the symbol “GREEN.” The Old Notes are listed on the Nasdaq Global Select Market under the symbol “GREEL.”

The maximum aggregate principal amount of Old Notes that may be exchanged and purchased pursuant to the terms of the Tender/Exchange Offer is $58,274,700. The Tender/Exchange Offer is subject to the terms and subject to the conditions set forth in the Tender/Exchange Offer Documents.

Only Holders validly tendering their Old Notes pursuant to the Tender Option at or prior to the Early Tender Date and whose Old Notes are accepted for purchase will be eligible to receive the Early Tender Premium which is equal to $9.00. Holders validly tendering their Old Notes pursuant to the Tender Option after the Early Tender Date and at or prior to the Expiration Date and whose Old Notes are accepted for purchase will only be eligible to receive the $8.50 for each such Old Note. In the event the Cash Payment Limit is reached as of the Early Tender Date, we reserve the right, at our option, not to accept any additional Old Notes tendered after the Early Tender Date pursuant to the Tender Option.

Promptly following the Early Tender Date, whether or not the Tender/Exchange Offer is fully subscribed, we may, at our option, accept for purchase Old Notes validly tendered pursuant to the Tender Option, subject to certain adjustments and other terms and conditions of the Tender/Exchange Offer. In the event that we exercise such option and the Cash Payment Limit is reached as of the Early Tender Date, proration shall be determined in accordance with the terms of the Offer to Purchase/Exchange as of the Early Tender Date. Payment for such accepted Old Notes, if any, will be made promptly following the Early Tender Date (the date of such payment, the “Early Settlement Date”) at the Early Tender Premium, less any applicable withholding taxes.

Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Tender Option and not withdrawn will be paid in cash. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Exchange Option and not withdrawn will be added to the principal amount of the New Notes. Only Notes validly tendered and not properly withdrawn from the Tender/Exchange Offer will be purchased or exchanged in the Tender/Exchange Offer. Old Notes not properly tendered in the Tender/Exchange Offer will be returned to the tendering holders, at our expense, promptly after the expiration of the Tender/Exchange Offer.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase/Exchange. The description of the Tender/Exchange Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Tender/Exchange Offer set forth in the Offer to Purchase/Exchange and the Letter of Transmittal.

The Company reserves the right, in its sole discretion, to terminate the Tender/Exchange Offer upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Purchase/Exchange, or to amend the Purchase/Exchange Offer in any respect, subject to applicable law. See Section 10, “Conditions of the Purchase/Exchange Offer” of the Offer to Purchase/Exchange.

For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.                   Offer to Purchase/Exchange;

2.                   Letter of Transmittal for the Old Notes for your use and for the information of your clients, together with Form W-9 providing information relating to backup U.S. federal income tax withholding;

3.                   a Notice of Guaranteed Delivery; and

4.                   a letter to clients that you may send to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Tender/Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE TENDER/EXCHANGE OFFER. HOWEVER, NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE EXCHANGE AGENT MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING THEIR OLD NOTES IN THE TENDER/EXCHANGE OFFER. NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE EXCHANGE AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE TENDER/EXCHANGE OFFER. HOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE/EXCHANGE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER OLD NOTES.

For Old Notes to be tendered validly pursuant to the Tender/Exchange Offer, DTC’s confirmation of receipt of such Old Notes pursuant to the procedure for DTC transfer set forth in Section 6 of the Offer to Purchase Exchange must be received before 5:00 p.m., New York City time, on Thursday, July 17, 2025, by the Depositary. You must validly tender your Old Notes in the Tender/Exchange Offer on or prior to the Expiration Date to receive the Exchange Option consideration or Tender Option consideration.

To be eligible to receive the Early Tender Premium, you must tender pursuant to the Tender Option and not validly withdraw your Old Notes at or prior to 5:00 p.m., New York City time, on Wednesday, July 2, 2025 unless extended (such date and time, as the same may be extended, the “Early Tender Date”) or earlier terminated by us, in each case, in our sole discretion.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees for soliciting tenders of Old Notes pursuant to the Tender/Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Tender/Exchange Offer Documents to the beneficial owners of Old Notes held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company or the Exchange Agent for purposes of the Tender/Exchange Offer. The Company will pay or cause to be paid all transfer taxes, if any, on its exchange of the Old Notes except as otherwise provided in the Offer to Purchase/Exchange or Instruction 7 in the Letter of Transmittal.

Any inquiries you may have with respect to the Tender/Exchange Offer should be addressed to Computershare Trust Company, N.A., the Exchange Agent for the Tender/Exchange Offer, at the address set forth on the back cover of the Offer to Purchase/Exchange. Requests for additional copies of the enclosed materials should be directed to D.F. King & CO., Inc., the Information Agent for the Exchange Offers, at (800) 669-5550 or (212) 434-0035 or at the address set forth on the back cover of the Offer to Purchase/Exchange.

Very truly yours, Greenidge Generation Holdings, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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